Exhibit 4.4

FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This FIRST AMENDMENT TO THE SECURITIES PURCHASE AGREEMENT (this “Amendment”) is dated as of July 28, 2024 by and between 180 Life Sciences Corp., a Delaware corporation (the “Company”), and the purchasers identified on the signature page hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

RECITALS:

A. Company and Purchasers entered into that certain Securities Purchase Agreement, dated as of August 19, 2021 (as amended, collectively, the “Agreement”), pursuant to which the Company agreed to issue and sell to the Purchaser, and each Purchaser, severally and not jointly, agreed to purchase from the Company, securities of the Company as described in the Agreement.

B. Pursuant to Section 5.5 of the Agreement, the Company and Purchasers which purchased at least 50.1% in interest of the Shares, may amend the Agreement.

C. The Company and the Purchasers now desire to modify certain provisions of the Agreement, all on the terms and conditions set forth herein.

AGREEMENT:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the parties agree as follows:

1. Incorporation of Recitals. The Recitals set forth above in this Amendment are hereby incorporated by reference as if set forth in full in this Paragraph 1.

2. Section 4.12(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

[Reserved].

3. Exercise Price. The Company agrees to reduce the exercise price of the outstanding warrants issued under the Agreement from $5.00 to $2.65.

4. Miscellaneous. Capitalized terms used but not defined herein have the same meanings as set forth in the Agreement. This is the entire agreement of the parties in connection with this Amendment and no other agreement shall be binding on the parties unless by written instrument signed by both parties. Except as hereby amended, the Agreement is hereby ratified and confirmed in all respects. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original. This Amendment may be executed electronically, and such signatures shall be deemed originals. This Amendment shall extend to and be binding upon the successors and assigns of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Purchaser have executed this Amendment as of the day and year first above written.

Purchaser: 3i, LP

/s/ 3i, LP

Purchaser: Intracoastal Capital LLC

/s/ Intracoastal Capital LLC

Purchaser: Hudson Bay Master Fund Ltd

/s/ Hudson Bay Master Fund Ltd

Purchaser: Gundyco Itf Nomis Bay Ltd

/s/ Gundyco Itf Nomis Bay Ltd

Purchaser: Iroquois Capital Investment Group LLC

/s/ Iroquois Capital Investment Group LLC

Purchaser: Iroquois Master Fund Ltd

/s/ Iroquois Master Fund Ltd